Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Genelux Corporation

(Exact name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2022 Equity Incentive Plan	Other(2)	1,339,449 shares(3)	$6.10	$8,163,941.66	0.00014760	$1,205.00
	Equity	Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2022 Employee Stock Purchase Plan	Other(2)	267,890 shares(4)	$6.10	$1,632,789.55	0.00014760	$241.00
	Total Offering Amounts				--	$9,796,731	--	$1,446.00
	Total Fees Previously Paid				--	--	--	--
	Total Fee Offsets				--	--	--	--
	Net Fee Due				--	--	--	$1,446.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of Genelux Corporation (the “Registrant”) that become issuable under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”), or the Registrant’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on March 21, 2024, as reported by The Nasdaq Capital Market.

(3)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2022 EIP on January 1, 2024 pursuant to an “evergreen” provision contained in the 2022 EIP. Pursuant to such provision, on January 1 of each year commencing in 2024, the number of shares authorized for issuance under the 2022 EIP is automatically increased by: (a) a number equal to 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; or (b) a number determined by the Registrant’s board of directors that is less than the amount set forth in the foregoing clause (a).

(4)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2022 ESPP on January 1, 2024 pursuant to an “evergreen” provision contained in the 2022 ESPP. Pursuant to such provision, on January 1 of each year commencing in 2024, the number of shares authorized for issuance under the 2022 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; (b) 2,100,000 shares of Common Stock; or (c) a number determined by the Registrant’s board of directors that is less than the amounts set forth in the foregoing clauses (a) and (b).